Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

•    Earnings per share increases 5% from first quarter 2007 compared to 2006

AUBURN, Alabama, April 18, 2007 – Auburn National Bancorporation, Inc. (the “Company”) reported net earnings of approximately $1.68 million, or $0.45 per share, for the first quarter of 2007, compared to approximately $1.64 million, or $0.43 per share, for the first quarter of 2006. This represents a 5% increase in earnings per share over the same period last year.

Results for the three months ended March 31, 2007, reflect a provision for loan losses of $3 thousand compared to $105 thousand for the same period last year. The current allowance for loan losses is $4.1 million, or 1.46% of total loans outstanding at March 31, 2007, compared to $4.0 million or 1.43% of total loans outstanding at December 31, 2006.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank, with total assets of approximately $644 million. The common stock of the company trades on Nasdaq Capital Market under the symbol of “AUBN.”

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.